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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders
United Financial Group, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 2-84691, 2-83131, and 2-91695) on Form S-8 of United Financial Group, Inc. of our report with explanatory paragraph, dated February 14, 1997, relating to the consolidated statements of financial condition of United Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, common stockholders' deficit and cash flows for each of the years in the three year period ended December 31, 1996 which report appears in the December 31, 1996 Annual Report on Form 10-K of United Financial Group, Inc.

Our report dated February 14, 1997, contains an explanatory paragraph that states that significant claims have been made against the Company by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and others. Furthermore, the Company did not make required principal payments on its 9% Secured Sinking Fund Debentures Due 1993. Since 1988, the Company has attempted to negotiate settlements with its creditors and claimants, and, in 1995, the Company entered into agreements with certain of those creditors and claimants which would require payments to them, subject to bankruptcy proceedings and the confirmation of a plan of reorganization. On January 14, 1997, the Company filed a petition for protection under Chapter 11 of the U.S. Bankruptcy Code and submitted a Plan of Reorganization specifying proposed payments to certain of its creditors and claimants. The Plan was confirmed on March 31, 1997. The Company is now operating its business as a debtor-in-possession. The payments outlined in that Plan of Reorganization exceed total assets of the Company at December 31, 1996. These matters raise substantial doubt about the Company's ability to continue as a going concern.

                                                           KPMG PEAT MARWICK LLP
Houston, Texas
March 31, 1997